November 19, 2018

Glenn Tynan
Chief Financial Officer
CURTISS WRIGHT CORP
130 Harbour Place Drive, Suite 300
Davidson, North Carolina 28036

       Re: CURTISS WRIGHT CORP
           Form 10-K for the fiscal year ended December 31, 2017
           Filed on February 22, 2018
           Form 10-Q for the period ended June 30, 2018
           Filed on July 26, 2018
           File No. 001-00134

Dear Mr. Tynan:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Manufacturing and
                                                          Construction